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                                                                     EXHIBIT 4.9

                           12-MONTH LOCK-UP AGREEMENT
                           --------------------------

NUTMEG SECURITIES, LTD
 As Representative of the Several Underwriters
c/o NUTMEG SECURITIES, LTD.
495 Post Road East
Westport, Connecticut  06880

Ladies and Gentlemen:

     The undersigned is a holder of securities of Medical Science Systems, Inc., a Texas corporation (the "Company"), and wishes to facilitate the initial public offering of shares of the Company's Common Stock (the "Offering"). The undersigned recognizes that such Offering, and the public market for shares of the Company's common stock (the "Common Stock") created thereby, will be of benefit to the undersigned.

     In consideration of the foregoing and in order to induce you to act as underwriters and representatives ("Representatives") of the several underwriters (collectively, the "Underwriters") in connection with the Offering, the undersigned hereby agrees that he, she or it will not, directly or indirectly, on behalf of the Underwriters, offer to sell, sell, contract to sell, grant any option to purchase or otherwise dispose (or announce any offer, offer of sale, contract of sale, grant of any option to purchase or other disposition) of any shares of Common Stock (including, without limitation, shares of Common Stock acquired or to be acquired by the undersigned in the Offering as described in the Form SB-2 Registration Statement filed by the Company with the Securities and Exchange Commission, File No. 333-37441, the "Registration Statement"), options to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock of the Company which he, she or it may own directly, indirectly or beneficially (as defined by the Securities Exchange Act of 1934 and the rules and regulations thereunder) for a period of twelve
(12) months following the day on which the Registration Statement shall become effective by order of the Securities and Exchange Commission; provided, however, that the foregoing restrictions shall not apply to transfers by will and the laws of descent and distribution, bona fide gifts or transfers to an affiliate of the undersigned so long as in each case such transferee agrees in writing to be bound by the provisions of this Agreement and such writing is delivered to the Company and the Representatives prior to effecting such transfer. The undersigned further acknowledges and consents to the entry by the Company of stop transfer instructions with the Company's transfer agent restricting the transfer of shares of the Company's Common Stock held by the undersigned, except for transfers in compliance with the provisions hereof. The undersigned confirms that he, she or it understands that the Underwriters and the Company will rely upon the representations set forth in this Agreement in proceeding with the Offering.

     Set forth below is the number of shares of Common Stock owned (including shares of Common stock acquired or to be acquired in the Offering), or that could be acquired upon the exercise of any option or the conversion or exchange of any security owned by the undersigned.

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